Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Tayfun Tuzun and Albert P. Cliffel, III and any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his own name, place and stead, in any and all capacities, acting alone, to sign this Registration Statement, any and all amendments (including post-effective amendments) to this Registration Statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all said attorney-in-fact and agent or any of them or any substitute or substitute for any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tayfun Tuzun Tayfun Tuzun	Director and President of Fifth Third Holdings Funding, LLC (Principal Executive Officer)	July 3, 2007

/s/ Michael Brost Michael Brost	Director, Chief Financial Officer and Treasurer of Fifth Third Holdings Funding, LLC (Principal Financial Officer)	July 3, 2007

/s/ Michael Spitler Michael Spitler	Director of Fifth Third Holdings Funding, LLC	July 3, 2007

/s/ Albert P. Cliffel, III Albert P. Cliffel, III	Director of Fifth Third Holdings Funding, LLC	July 3, 2007

/s/ Kevin P. Burns Kevin P. Burns	Director of Fifth Third Holdings Funding, LLC	July 3, 2007

/s/ Bernard J. Angelo Bernard J. Angelo	Director of Fifth Third Holdings Funding, LLC	July 3, 2007